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                                                                   Exhibit 4(c)

MINNESOTA LIFE                                  TAX SHELTERED ANNUITY AMENDMENT

Minnesota Life Insurance Company - 400 Robert Street North - St. Paul, Minnesota 55101-2098. We have made the following changes to your contract. They modify the contract. They are considered to be a part of it. This agreement is effective as of the original contract date unless a different effective date is shown here.

WHAT DOES THIS AGREEMENT PROVIDE?

This Agreement modifies your contract. The Agreement is used when the contract is issued to fund a tax sheltered annuity program. This is as described in
Section 403(b) of the Internal Revenue Code (hereinafter "Code"), as amended.

PURCHASE PAYMENTS

ARE PURCHASE PAYMENTS LIMITED?

Yes. Where the annuitant has a tax sheltered annuity, purchase payments may be limited. Elective deferrals which are purchase payments made by salary reduction are limited to: (a) $9,500; or (b) an indexed amount, if greater.

A special increased limit in the case of an annuitant who has completed 15 years of service with an educational organization, a hospital, a home health service agency, a church, a convention or association of churches, or a health and welfare service agency may be available. The limit for any one year is increased by the lesser of:

(a)  $3,000;

(b) $15,000 reduced by amounts already excluded for prior taxable years by reason of this special exception; or

(c) the excess of $5,000 multiplied by the number of years of service the annuitant has with the employer less all prior elective deferrals.

The amount of salary reduction excludable from an annuitant's gross income may actually be less than the amount permitted under this limit on elective deferrals. This may be true if the annuitant's exclusion allowance, described in Section 403(b)(2), of the Code or the overall limit as described in Section 415(c) of the Code is less.

WITHDRAWAL AND SURRENDERS

ARE THERE RESTRICTIONS ON WHEN WITHDRAWALS FROM THIS CONTRACT MAY BE MADE?

Yes. Contracts issued to fund 403(b) tax sheltered annuity programs must restrict certain withdrawals. Any purchase payment made after January 1, 1989 pursuant to a salary reduction agreement between you and your employer may be paid only when:

MHC-88-9213                                    Minnesota Life Insurance Company
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(a)  you attain age 59 1/2;

(b)  when you separate from service with your employer;

(c)  when you die;

(d)  when you become disabled; or

(e)  if you qualify for a hardship withdrawal.

WHAT IS MEANT BY A HARDSHIP WITHDRAWAL?

A hardship withdrawal is one that is made on account of an immediate and heavy financial need and a withdrawal is necessary to satisfy that financial need. You may be required to provide us with information so that we may be satisfied that your hardship is one described in the Code and its regulations.

WHAT AMOUNT MAY BE WITHDRAWN UNDER THE HARDSHIP PROVISION?

You may withdraw only the amount represented by your salary reduction contributions. Any earnings attributable to such contributions may not be withdrawn.

MAY TAX PENALTIES APPLY?

Yes. If a withdrawal or surrender occurs before the annuitant is age 59 1/2, the annuitant may be subject to tax penalties. These penalties are imposed under the Code. The annuitant may not be subject to tax penalties on amounts received before age 59 1/2 if:

(a)  the annuitant becomes disabled as defined by the Code;

(b) The amount received is in excess of the allowed elective deferral and returned to the annuitant before the required tax return filing date for that year, together with any earned interest; or

(c) if the entire amount in the contract is received and reinvested in a similar plan entitled to similar tax treatment.

We will not be liable for any tax penalties on amounts received or paid by us under this contract. We also retain the right to treat any transaction treated by law as a contract distribution as a complete contract surrender.

MHC-88-9213                                    Minnesota Life Insurance Company
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GENERAL INFORMATION

IS THERE A TIME WHEN DISTRIBUTIONS FROM THIS CONTRACT MUST BE MADE?

Yes. Distributions must begin within 90 days after the end of the year in which the annuitant reaches age 70 1/2. Distributions may be made as withdrawals or under one of the available annuity forms. In order to avoid tax penalties, you will have to meet certain minimum distribution requirements.

IS THIS CONTRACT TRANSFERABLE?

No.  This contract is non-transferable.  It may not be sold or assigned.


/s/ Dennis E. Prohofsky
Secretary

/s/ Robert L. Senkler
President

MHC-88-9213                                    Minnesota Life Insurance Company